Exhibit 99.1

Press Release of Dickie Walker Marine, Inc. dated December 29, 2004

FOR IMMEDIATE RELEASE

Contacts:	Gerald W. Montiel, Chairman and CEO
Todd W. Schmidt, CFO
(760) 450-0360

Dickie Walker Marine Reports Fiscal Year 2004 Results

Oceanside, Calif. – December 29, 2004 — Dickie Walker Marine, Inc. (Nasdaq: DWMA) today reported net sales for the year ended September 30, 2004 of $4,465,000, a decrease of 1% from the prior year. The sales decrease was largely the result of ending the company’s relationship with West Marine Products as a private label manufacturer. Sales to West Marine in fiscal 2004 decreased by 17% from the prior year. This decrease was offset by an increase in the Dickie Walker™ wholesale line of approximately 97% and an increase in retail and direct business of 34% over the prior year. Net loss for year ended September 30, 2004 was $1,273,000 or $0.33 per share, compared to a net loss of $1,689,000 or $0.46 per share, for the year ended September 30, 2003.

Gerald W. Montiel, Chairman and CEO, commented, “Although our wholesale sales increased in fiscal 2004 and our first quarter wholesale sales have increased over the first quarter of last year, we anticipate that our sales volume for fiscal 2005 will be lower than fiscal 2004 due to the loss of the West Marine business. We tested a direct-to-customer mail order catalog in the first quarter of fiscal 2005 in an effort to increase sales volume and build the Dickie Walker brand. Based upon the limited results to date, we believe that the direct-to-customer approach provides an opportunity to increase our sales.”

Montiel further stated, “We are a small public company and, as with any publicly-held company, our goal is to maximize shareholder value. Recognizing this, the board of directors is presently exploring a wide range of alternatives, both inside and outside the apparel industry. This includes looking at potential mergers, acquisitions, joint ventures and other financing opportunities.”

Montiel then added, “Today we filed our Form 10-KSB with the Securities and Exchange Commission. In that report, Ernst & Young LLP, our independent registered public accounting firm, issued an audit report for the fiscal year ended September 30, 2004 which contained an unqualified opinion but included an emphasis paragraph that expressed doubt about our ability to continue as a going concern based upon our history of recurring losses from operations and negative cash flows from operating activities. As a small public company, we clearly understand the significance of this issue. For additional information about the company, please see our Form 10-KSB.”

Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on quality comfortable clothing and classic styling, the Dickie Walker brand is unique in its design and appeal. Dickie Walker apparel combines the look and quality fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker line of lifestyle items features marine-themed decorative and functional accessories for the home, office and boat.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include, among other things, statements that relate to Dickie Walker Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include whether the Company will be able to increase sales through its existing distribution channels; whether the existing retail store and future retail stores will be profitable; competitive pricing pressures; inventory management and shrink issues; the rate that consumers purchase nautical apparel and accessories from our distribution channels (“sell-through”); and other risk factors disclosed from time to time in the Company’s SEC filings.

(Financial statements follow)

Dickie Walker Marine, Inc.

Statements of Operations

In thousands, except per share data

	Year ended September 30,
	2004		2003
Net sales	$4,465	100%	$4,502	100%
Cost of sales	3,332	75%	3,407	76%

Gross profit	1,133	25%	1,095	24%
Selling, general and administrative expenses	2,303	52%	2,703	60%

Loss from operations	(1,170)	(27)%	(1,608)	(36)%
Other expense – net	(103)	(2)%	(81)	(2)%

Net loss	$(1,273)	(29)%	$(1,689)	(38)%

Net loss per share – basic and diluted	$(0.33)		$(0.46)

Shares used in per share calculation	3,876		3,680

Balance Sheets (In thousands)
	September 30, 2004	September 30, 2003
Assets:
Cash and cash equivalents	$1,059	$2,688
Accounts receivable– net	266	130
Inventories– net	1,242	797
Property and equipment – net	834	1,001
Other assets	477	233

Total Assets	$3,878	$4,849

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$367	$377
Deferred revenue	—	594
Notes payable to stockholders	694	900
Capital lease obligation	71	114
Stockholders’ equity	2,746	2,864

Total Liabilities and Stockholders’ Equity	$3,878	$4,849